As filed with the Securities and Exchange Commission on November 5, 2013

Registration No. 333-83159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAKS INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-0331040
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Saks Incorporated 1994 Long-Term Incentive Plan

(Full Title of the Plan)

David Pickwoad, Esq.

Saks Incorporated

12 East 49th Street

New York, New York 10017

(Name and Address of Agent For Service)

Telephone: (212) 940-5305

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Gordan Caplan, Esq.

Gregory Astrachan, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-83159) of Saks Incorporated (the “Company” or “Saks”), a Tennessee corporation, filed on July 19, 1999, pertaining to 5,000,000 shares of the Company’s common stock issuable under the Saks Incorporated 1994 Long-Term Incentive Plan.

On November 4, 2013, Harry Acquisition Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of Hudson’s Bay Company (“New Parent”), a corporation incorporated under the laws of Canada, merged (the “Merger”) with and into the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of July 28, 2013, by and among New Parent, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock, par value $0.10 per share, outstanding at the effective time of the Merger (the “Effective Time”), except for treasury shares, was converted into the right to receive $16.00 per share. At the Effective Time (i) each outstanding option issued by Saks to purchase Saks common stock under a Saks stock plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, will at the Effective Time become fully vested (to the extent not already vested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the excess, if any, of the merger consideration of $16.00 per share over the exercise price per share of that option by (B) the total number of shares of Saks common stock subject to the option, less applicable tax withholding; each outstanding option that has an exercise price per share greater than the merger consideration of $16.00 per share will be cancelled and terminated as of the Effective Time without any payment or additional consideration; (ii) each share of Saks common stock granted under a Saks stock plan that is subject to vesting or other lapse restrictions (other than any shares of common stock underlying performance shares) that is outstanding immediately prior to the Effective Time will, as of the Effective Time, become fully vested (to the extent not already vested and without regard to the satisfaction of any vesting or other lapse restriction) and be converted into the right to receive an amount in cash equal to the merger consideration of $16 per share, less applicable tax withholdings; and (iii) each award of performance shares granted under a Saks stock plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, as of the Effective Time, become fully vested (to the extent not already vested) and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to that performance share award by (2) the merger consideration of $16.00 per share, less applicable tax withholdings; for any performance share award for which the applicable performance period is complete as of the Effective Time, the number of shares subject to that award will be determined will be based upon actual performance and for any performance share award for which the applicable performance period is not complete as of the Effective Time, the number of shares subject to that award will equal the target number of shares subject to that award. As a result of the Merger, the Company became an indirect wholly owned subsidiary of New Parent. Therefore, as of the Effective Time, all outstanding rights under the Company’s Saks Incorporated 1994 Long-Term Incentive Plan have been converted as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City New York, State of New York, on November 5, 2013.

Saks Incorporated

By:	/s/ Richard Baker
Richard Baker, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard Baker (Richard Baker)	Chief Executive Officer and Director (principal executive officer)	November 5, 2013

/s/ Michael Culhane (Michael Culhane)	Chief Financial Officer (principal financial and principal accounting officer)	November 5, 2013

/s/ David Pickwoad (David Pickwoad)	Director	November 5, 2013